UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ILLINOIS TOOL WORKS INC.

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Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026

Notice of Annual Meeting of Stockholders
Friday, May 7, 2010
3:00 P.M.

The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60603

ITW is holding its 2010 Annual Meeting for the following purposes:

1. To elect the nine directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm;

3. To consider a stockholder proposal, if presented at the Annual Meeting; and

4. To conduct any other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote FOR each of the director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2010 and AGAINST the stockholder proposal, if presented at the meeting.

Only stockholders of record at the close of business on March 9, 2010 are entitled to vote.

This year we are again furnishing materials for our 2010 Annual Meeting of Stockholders through the Internet. We believe the use of the Securities and Exchange Commission’s e-proxy rule will expedite stockholders’ receipt of our 2010 Proxy Statement and 2009 Annual Report, as well as lower the costs and reduce the environmental impact of our Annual Meeting.

By Order of the Board of Directors,
James H. Wooten, Jr.
Secretary

March 24, 2010

Illinois Tool Works Inc.

Proxy Statement

Information about the Notice of Internet Availability of Proxy Materials

This year, we are again using the e-proxy rule adopted by the Securities and Exchange Commission, or SEC, to furnish proxy materials, which include our annual report to stockholders and our Annual Report on Form 10-K, to many of our stockholders through the Internet.

•	Stockholders who have previously signed up to Receive Proxy Materials on the Internet: On or about March 24, 2010, we will send electronically a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to those stockholders that have previously signed up to receive their proxy materials and other stockholder communications on the Internet instead of by mail.

•	Stockholders who have previously signed up to Receive All Future Proxy Materials in Printed Format by Mail: On or about March 24, 2010, we will begin mailing printed copies of our proxy materials to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format.

•	All other Stockholders: On or about March 24, 2010, we will begin mailing the E-Proxy Notice to all other stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials. Instead, the E-Proxy Notice instructs you as to how you may access and review our proxy materials. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Receiving Future Proxy Materials Electronically: Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices, and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or E-Proxy Notice under “Vote by Internet” by going to www.proxyvote.com, entering your 12-digit control number (which appears on your proxy card or E-Proxy Notice) and, when prompted, indicate that you agree to receive such communications electronically in the future. In order to receive the communications electronically, you must have an e-mail account and access to the Internet.

Questions and Answers

Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

We are soliciting your vote on:

1.	The election of the nine directors named in this proxy statement for the upcoming year;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010;

3.	A stockholder proposal requesting reports on political contributions and expenditures; and

4. Any other business as may be properly brought before the meeting.

Who may vote?

Stockholders at the close of business on March 9, 2010, the record date, may vote. On that date, there were 502,447,615 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1.	In person:	Attend our Annual Meeting, where ballots will be provided; or
2.	By telephone:	See the instructions at www.proxyvote.com; or
3.	By Internet:	See the instructions at www.proxyvote.com; or
4.	By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 1:00 a.m., Central Time, on May 7, 2010.

If I hold shares through an ITW 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 11:59 p.m., Central Time, on May 5, 2010 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you do not indicate how you want to vote, you give authority to William F. Aldinger, Marvin D. Brailsford and Susan Crown to vote on the items discussed in these proxy materials and on any other matter that is properly raised at our Annual Meeting. If you do not indicate how you want to vote, your proxy will be voted FOR the election of each director nominee, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, AGAINST the stockholder proposal and FOR or AGAINST any other properly raised matter at the discretion of Ms. Crown and Messrs. Aldinger and Brailsford.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2. Submit another proxy with a later date;

3. Vote by telephone or Internet after you have given your proxy; or

4. Vote in person at our Annual Meeting.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a control number, you must vote to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a proposal because that holder does not have voting authority for that proposal and has not received voting instructions from you.

What vote is required to approve each proposal?

Election of Directors: Each nominee who receives a majority of the votes cast with respect to his or her election will be elected. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any nominee who fails to receive a majority of the votes cast for election is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines as discussed more fully under “Corporate Governance Policies and Practices — Director Election” on

page 15. Abstentions and broker non-votes will not be votes cast and will have no effect on the election of directors. Please note that unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless they have received voting instructions from their clients. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote on the election of directors is counted.

Ratification of the Appointment of Independent Registered Public Accounting Firm: Although we are not required to submit the appointment of our independent registered public accounting firm to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy at our Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification since it is one fewer vote for approval. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on this ratification, even if they do not receive voting instructions from you; therefore, no broker non-votes will occur with respect to this proposal.

Stockholder Proposal Requesting Reports on Political Contributions and Expenditures: Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy at our Annual Meeting and entitled to vote. An abstention will have the effect of a vote against this proposal since it is one fewer vote for approval, but a broker non-vote will have no effect.

How do I submit a stockholder proposal?

To be considered for inclusion in our proxy statement for our May 2011 Annual Meeting, a stockholder proposal must be received no later than November 24, 2010. Your proposal must be in writing and must comply with the proxy rules of the SEC. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2011 Annual Meeting. We must receive your proposal in writing on or after January 7, 2011, but no later than February 6, 2011. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

How do I nominate a director?

If you wish to nominate an individual for election as a director at our May 2011 Annual Meeting, our Secretary must receive your written nomination on or after January 7, 2011, but no later than February 6, 2011. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of his or her independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Corporate Governance Policies and Practices — Director Candidate Selection Process” on page 15.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise.

Election of Directors

Stockholders are being asked to elect the nine directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process. Each director will serve until the May 2011 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed. After over 42 years of distinguished service, Harold B. Smith is not a nominee for re-election and is retiring from the Board as of the date of the Annual Meeting. After over 11 years of distinguished service, William F. Aldinger is not a nominee for re-election at the Annual Meeting. Accordingly, Messrs. Smith and Aldinger are not included as nominees below for election at the Annual Meeting.

The Board intends to appoint Harold B. Smith as an emeritus director, effective upon his retirement as a board member, in order to continue to benefit from his wisdom, judgment and experience. Pursuant to our by-laws, an emeritus director serves as an advisor and consultant to the Board of Directors and may be appointed as advisor and consultant to committees of the Board. An emeritus director may be invited to attend Board and committee meetings and participate in discussions, but is not permitted to vote on matters brought before the Board or any committee and cannot be counted for the purpose of determining a quorum.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Marvin D. Brailsford, 71, retired as Vice President of Kaiser-Hill Company LLC, a construction and environmental services company, in June 2002, a position he had held since September 1996. Prior to his employment with Kaiser-Hill, he served with the United States Army for 33 years, retiring with the rank of Lieutenant General. Gen. Brailsford is currently a director of Conn’s, Inc. and has not served as a director of any other publicly traded company in the last five years. Gen. Brailsford has served as a director of ITW since 1996. Having served as the Deputy Commanding General, Materiel Readiness, and Executive Director for Conventional Ammunition for the United States Army Materiel Command, Gen. Brailsford has extensive experience in executive management, procurement and logistics. This experience, along with his executive experience in the construction and environmental services businesses, provides a valuable perspective of our global manufacturing and distribution operations.

Susan Crown, 51, has served as Vice President of Henry Crown and Company, a business with diversified investments, since 1984. Ms. Crown is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly traded company in the last five years. Ms. Crown has served as a director of ITW since 1994. Ms. Crown’s experience includes executive experience in diversified manufacturing, cellular phone, home furnishings and real estate businesses. She has extensive experience with civic and not-for-profit organizations, having served on the boards of many such organizations and having received a number of awards for her distinguished civic service. Her experience as a board member on various large nonprofit organizations has given her a valuable perspective on many current corporate responsibility topics.

Don H. Davis, Jr., 70, retired as Chairman of the Board of Rockwell Automation, Inc., a leading global provider of industrial automation power, control and information products and services, in February 2005, a position he had held since 1998. From 1997 to 2005, he also served as Rockwell’s Chief Executive Officer. Mr. Davis is not currently a director of any publicly traded company other than ITW; however, he was formerly a director of Ciena Corporation, Journal Communications, Inc. and Rockwell Automation, Inc. Mr. Davis has served as a director of ITW since 2000. In addition to his experience as chief executive officer of a major global industrial manufacturing company, Mr. Davis has an extensive background in mechanical engineering. He also has many years of experience on public company boards, as well as on the boards of civic and other not-for-profit organizations. His experience and background have enabled him to develop a deep operational understanding of our global businesses and work force.

Robert C. McCormack, 70, is an Advisory Director of Trident Capital, Inc., a venture capital firm, and was a Partner of Trident from 1993 to the end of 2004. From 1987 to 1993, Mr. McCormack served successively as Deputy Under Secretary of Defense and Assistant Secretary of the Navy (Finance and Comptroller). Mr. McCormack is currently a director of MeadWestvaco Corporation and Northern Trust Corporation and its subsidiary, The Northern Trust Company, and was formerly a director of DeVry Inc. Mr. McCormack has served as a director of ITW since 1993 and previously served as a director of ITW from 1978 through 1987. Mr. McCormack’s extensive experience in the investment banking industry and private equity investment, in addition to his service in the Navy, where he was responsible for the operating financial systems throughout the United States Department of the Navy, has given him vast experience in managing complex financial systems. He also has extensive experience as a director of other large cap public companies, as well as financial institutions.

Robert S. Morrison, 67, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is currently a director of 3M Company and Aon Corporation and was formerly a director of The Tribune Co. Mr. Morrison has served as a director of ITW since 2003 and currently serves as lead director. Mr. Morrison’s experience as a former top executive of three public global consumer products companies and his long-standing experience as a director of 3M Company and Aon Corporation, as well as other public companies and civic and not-for-profit organizations, provide valuable insight and understanding of global operations.

James A. Skinner, 65, has served as Vice Chairman of McDonald’s Corporation, a restaurant chain, since 2003 and Chief Executive Officer since November 2004, previously serving as President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002; President and Chief Operating Officer of McDonald’s Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and President of McDonald’s-Europe from 1997 to 2001. Mr. Skinner is currently a director of Walgreen Co. and McDonald’s Corporation and has not served as a director of any other publicly traded company in the last five years. Mr. Skinner has served as a director of ITW since 2005. Mr. Skinner’s valuable experience serving as the chief executive officer of one of the largest global companies in the world, and his experience from holding various positions within the organization, including executive positions in McDonald’s international operations throughout the world, gives him broad experience in many different management/executive roles. His experience gives him valuable insights and perspectives to our global operations.

David B. Smith, Jr., 43, has served as Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions at the Securities and Exchange Commission serving as Associate Director, Division of Investment Management from 2001 to 2005; Assistant General Counsel for Investment Management, Office of the General Counsel, from 1998-2001; and Attorney, Office of the General Counsel, from 1996 to 1998. Mr. Smith was elected as a director of ITW in December 2009. In the last five years, Mr. Smith has not served as a director of a publicly traded company other than ITW. Mr. Smith’s extensive legal and regulatory experience from serving in various legal and supervisory capacities at the Securities and Exchange Commission, as well as his executive experience in a mutual fund industry organization, enable him to bring to the Board the perspective of both a regulator and industry participant, and his experience working with independent fund directors gives him a unique perspective as an independent Board member of ITW. Mr. Smith is a nephew of Mr. Harold B. Smith, who is expected to become an emeritus director as of the date of the Annual Meeting.

David B. Speer, 58, has served as Chairman of ITW since May 2006 and as Chief Executive Officer of ITW since August 2005 and was President from August 2004 to May 2006, previously serving as Executive Vice President from 1995 to August 2004. Mr. Speer has 31 years of service with ITW. Mr. Speer is currently a director of Rockwell Automation, Inc. and Deere & Company and has not served as a director of any other publicly traded company in the last five years. Mr. Speer has served as a director of ITW since 2005. Mr. Speer, with his over 31 years of experience at the Company, has a deep understanding of the business operations, the operating philosophy and the culture of ITW. In addition, his experience as a director of Rockwell Automation, Inc. and Deere & Company gives him the perspective of a director of other global manufacturers. He also has extensive experience participating as a board member of numerous civic and nonprofit organizations. His depth of experience at ITW and as a director at other major companies with global operations enables him to lead ITW and the Board effectively.

Pamela B. Strobel, 57, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior to her employment with Exelon, and prior to the merger of PECO Energy Company and Unicom Corporation, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993. Ms. Strobel is currently a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company and was formerly a director of Sabre Holdings Corporation. Ms. Strobel has served as a director of ITW since 2008. With her extensive executive and legal experience in the energy industry, her experience as a director of other large public companies and her involvement in civic activities and not-for-profit organizations, Ms. Strobel’s experience and perspectives are valuable contributions to the Board’s overall expertise.

Board of Directors and Its Committees

The Company’s Board of Directors met seven times during 2009. In addition to meetings of the full Board, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions. The Chairmen of the Board of Directors’ standing committees rotated as the Chairman of executive sessions of the independent directors until the appointment of Robert S. Morrison as Lead Director on May 8, 2009. Thereafter, Mr. Morrison served as Chairman of the executive sessions.

As stated in the Company’s Corporate Governance Guidelines, the Board believes that it is in the best interests of the Company to examine whether the role of Chairman and Chief Executive Officer should be combined each time the Board elects a new chief executive officer. David Speer, our current Chairman and CEO, has over 31 years of service with the Company. Robert Morrison, our lead director, is an experienced director, having served on the boards of several major public companies, and is also a former CEO of several major public companies. Our lead director is the key liaison, and serves as an effective avenue for information flow between the CEO and the independent directors. He also promotes an appropriate balance between the powers of the CEO and the independent directors. Our Board believes that in light of the blend of experience and skills of our CEO and board, the lead director structure is the appropriate leadership structure for our Board at this time. Whether the same leadership structure will be selected when our CEO’s tenure with the Company ends is a matter that our Board believes should be evaluated at the time in light of the skills and experience of the new CEO and other relevant considerations.

The Board of Directors has standing audit, compensation, corporate governance and nominating, and finance committees. Under the terms of their charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. The Company encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2009, during the time they were serving, all of the directors attended at least 75% of the meetings of the Board and the committees on which they serve, and all of the directors then serving attended our 2009 Annual Meeting of Stockholders.

Audit Committee

Meetings in 2009:	4
Members:	Don H. Davis, Jr. (Chairman)
Marvin D. Brailsford
Robert C. McCormack
James A. Skinner
David B. Smith, Jr. (appt. 12/4/09)
Pamela B. Strobel

The Audit Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. In addition, the Committee is responsible for the integrity of the Company’s financial statements; compliance with legal and regulatory requirements; the independence and performance of ITW’s independent registered public accounting firm; and the performance of the Company’s internal audit function. Finally, the Audit Committee reviews and evaluates our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures. Additional information on the Committee and its activities is set forth in the “Audit Committee Report” on page 47.

Compensation Committee

Meetings in 2009:	3
Members:	William F. Aldinger (Chairman)
Susan Crown
Robert S. Morrison
James A. Skinner
Pamela B. Strobel

The Compensation Committee establishes and oversees executive and director compensation policies, including issues relating to pay and performance, targeted positioning and pay mix. The Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments. The Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., an independent consultant (“Cook”), as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Cook was asked to review materials relevant to the overall compensation of our executives and to meet with our management and members of the Compensation Committee in order to gain strategic insight into the Company’s compensation programs. On a limited basis, Company management has engaged Hewitt Associates LLC to provide competitive market data (including information with respect to the Company’s peer group companies). From time to time, the Compensation Committee reviews the materials provided by Hewitt Associates LLC to management.

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation, is provided in the “Compensation Discussion and Analysis” beginning on page 21.

Corporate Governance and Nominating Committee

Meetings in 2009:	3
Members:	Marvin D. Brailsford (Chairman)
Susan Crown
Don H. Davis, Jr.
Robert S. Morrison (appt. Chairman 2/12/10)
James A. Skinner

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; and makes recommendations as to Board committees and Board size. On February 12, 2010, the Corporate Governance and Nominating Committee approved the retention of Russell Reynolds Associates, Inc. to assist it in identifying potential board candidates, as several of our directors are approaching retirement age. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” below for a description of the director selection process.

Finance Committee

Meetings in 2009:	2
Members:	Robert C. McCormack (Chairman)
William F. Aldinger
Don H. Davis, Jr.
Robert S. Morrison
David B. Smith, Jr. (appt. 12/4/09)
Harold B. Smith

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financing, investment portfolio, real estate investments, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates risks arising from the Company’s investments, treasury function (such as derivatives and interest rates) and liquidity.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. While the Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall risk policies and practices, the responsibility for the review and evaluation of risks relating to investments and other treasury functions has been delegated to the Finance Committee, and risks arising from the Company’s compensation policies and practices has been delegated to the Compensation Committee. Each of these committees reports their findings to the full Board, and the Compensation Committee is also charged with providing input to management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

Starting in 2004, the Company performed an enterprise risk management review, which identified key business risks of the Company, including, but not limited to, business environment (including industry, market, sourcing, competition and operations), tax, acquisitions, legal (including product liability), financial, regulatory and investment risks. At each Audit Committee meeting, Company management gives a presentation on at least one of these risks, providing the Committee members an opportunity to discuss the risks and the risk mitigation processes. Certain risks are reviewed and discussed annually, while others are considered on a rotating basis. The Audit Committee reports its evaluation of each risk presentation to the full Board after each Audit Committee meeting.

The risk reviews conducted by the Compensation and Finance Committees are also reported to the full Board on a regular basis. The Company believes that because each of these committees is comprised of independent board members, the Chairman and Chief Executive Officer of the Company is subject to the risk oversight of independent directors.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. In that regard, we continuously review our corporate governance policies and practices not only for compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles.

Our Board of Directors has adopted and annually reviews charters for our Audit, Compensation, and Corporate Governance and Nominating Committees. We maintain a corporate governance section on our website that includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Company’s Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees) and the Company’s Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors, including Robert S. Morrison, our lead director, or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to any of our directors c/o Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL, 60026, Attention: Secretary.

Board Independence

Our Board conducts an annual review as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence. A copy of the Company’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that each of the current directors, except David B. Speer, has no material relationship with the Company other than as a director and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Messrs. McCormack and Harold Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship as described under “Certain Relationships and Related Transactions” on page 46; (2) Messrs. Aldinger, McCormack, Morrison, Skinner and Harold Smith serve as directors of companies that have an existing customer or supplier relationship with the Company; (3) Ms. Crown has an indirect interest in a company with which we conduct business; (4) Ms. Strobel serves as a director of a company that owns 4% of the Company’s common stock and as a director of a company with which we conduct business; and (5) Mr. David B.

Smith is the nephew of Harold B. Smith. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of the directors.

Director Qualifications

Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. Racial, ethnic and gender diversity are also considered in the director selection process, as well as diversity of experience and backgrounds, but there is no specific policy regarding Board diversity. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific criteria or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board endorsement of the selected candidate(s). Mr. David Smith was initially recommended to the Board by a non-management director.

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. The policy of the Corporate Governance and Nominating Committee is to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with the Company’s by-laws, see “Questions and Answers — How do I nominate a director?” on page 6.

Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination.

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2009 Annual Meeting, each director received a majority of the votes cast for his or her election.

Director Compensation

Annual Retainer and Chair Fees

In 2009, the annual cash retainer for non-employee directors is $135,000, and the annual fee for committee chairs is an additional $5,000, except for the Audit Committee chair, whose annual fee is $15,000. Non-employee directors are given the opportunity to elect annually to receive all or a portion of their annual retainer and chair fees in an equivalent value of ITW common stock pursuant to our Stock Incentive Plan. The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

In recognition of the additional time and responsibility required of the chair of the Compensation Committee, effective January 1, 2010, the Compensation Committee chair fee was increased to $10,000.

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual retainer and chair fees until retirement or resignation. Deferred fee amounts are credited with interest quarterly at current rates. A director can also elect to defer receipt of the ITW common stock received in lieu of a cash payment, in which case the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our Stock Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

The Company grants stock to its non-employee directors under our Stock Incentive Plan, which links this element of compensation to our long-term performance. Under our director compensation program, in 2009 non-employee directors received an annual stock grant equivalent in value to approximately $30,000, or 854 shares of stock.

The Compensation Committee, based on information provided by Cook, found that the equity portion of our outside director compensation was low in relation to total director compensation and that total director compensation was below median levels. Effective January 1,

2010, non-employees directors will receive an annual stock grant equivalent in value to $65,000. On that basis, on February 12, 2010, each non-employee director was granted 1,489 shares of stock.

Phantom ITW Stock

To tie a further portion of their compensation to our long-term performance, non-employee directors of the Company are awarded 1,000 units of phantom stock upon first becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director’s phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. Directors may elect to receive their phantom stock distribution in either a lump sum or in up to ten annual installments. Directors receive the value of their phantom stock accounts immediately upon a change of control.

Director Compensation in Fiscal Year 2009

The following table summarizes the compensation for our directors who served during 2009.

	Fees Earned or
	Paid in	Stock
	Cash	Awards	Total
Name(1)	($)(3)(4)	($)(5)	($)

William F. Aldinger	$140,000	$29,992	$169,992
Marvin D. Brailsford	$140,000	$29,992	$169,992
Susan Crown	$135,000	$29,992	$164,992
Don H. Davis, Jr.	$150,000	$29,992	$179,992
Robert C. McCormack	$140,000	$29,992	$169,992
Robert S. Morrison	$135,000	$29,992	$164,992
James A. Skinner	$135,000	$29,992	$164,992
David B. Smith, Jr.(2)	$10,161	$48,490	$58,651
Harold B. Smith	$140,000	$29,992	$169,992
Pamela B. Strobel	$135,000	$29,992	$164,992

(1)	David B. Speer is not included in this table since he does not receive any compensation for his service as a director.

(2)	David B. Smith, Jr. was elected to the Board of Directors effective December 4, 2009.

(3)	The following directors elected to convert some or all fees earned in 2009 to shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2009	Number of Shares

Marvin D. Brailsford	$70,000	1,834
Susan Crown	$67,500	1,769
Don H. Davis, Jr.	$150,000	3,931
Robert S. Morrison	$135,000	3,538
James A. Skinner	$135,000	3,538
Pamela B. Strobel	$135,000	3,538

(4)	In addition to $135,000 annual retainer, includes committee chair fees ($5,000 for Mr. Aldinger; $5,000 for Mr. Brailsford; $15,000 for Mr. Davis; $5,000 for Mr. McCormack; and $5,000 for Mr. Harold Smith).

(5)	In 2009, each director, with the exception of Mr. David Smith, received an annual stock grant of 854 shares equivalent in value to approximately $30,000. On December 4, 2009, Mr. David Smith received an award of 1,000 phantom stock units with a grant date fair value of $48,490. As of December 31, 2009, the directors’ phantom stock accounts had phantom stock unit balances as follows: Mr. Aldinger, 2,393; Mr. Brailsford, 4,872; Ms. Crown, 4,925; Mr. Davis, 2,357; Mr. McCormack, 4,925; Mr. Morrison, 2,262, Mr. Skinner, 2,200 and Ms. Strobel, 1,055.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of ITW common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group as of December 31, 2009. The “named executive officers” are our Chief Executive Officer, our Chief Financial Officer, the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings) and one executive officer who retired in 2009. The “percent of class” calculation is based on 502,336,201 shares of ITW common stock outstanding as of December 31, 2009.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2009. Phantom stock units are not transferable and have no voting rights. The units are not included in the “percent of class” calculation.

	Shares of Common Stock		Phantom	Percent
Name of Beneficial Owner	Beneficially Owned		Stock Units	of Class

Directors (other than Executive Officers)
William F. Aldinger	31,162	(1)	2,393	*
Marvin D. Brailsford	19,488		4,872	*
Susan Crown	28,845	(2)	4,925	*
Don H. Davis, Jr.	31,125		2,357	*
Robert C. McCormack	17,111,665	(3)	4,925	3.4%
Robert S. Morrison	61,356		2,262	*
James A. Skinner	14,266		2,200	*
David B. Smith, Jr.	117,887	(4)	1,000	*
Harold B. Smith	45,737,361	(5)	—	9.1%
Pamela B. Strobel	7,929		1,055	*
Named Executive Officers
David B. Speer	1,594,097	(6)	—	*
Ronald D. Kropp	141,582	(7)	—	*
Thomas J. Hansen	735,089	(8)	—	*
E. Scott Santi	289,850	(9)	—	*
Russell M. Flaum	536,861	(10)	—	*
Philip M. Gresh, Jr.	365,432	(11)	—	*
			—	*
Directors and Executive Officers as a Group (29 Persons)	51,375,516	(12)	25,989	10.2%

*	Less than 1%

(1)	Includes (a) 6,000 shares owned by a charitable foundation of which Mr. Aldinger is an officer and a director; and (b) 200 shares owned by Mr. Aldinger’s spouse, as to which he disclaims beneficial ownership.

(2)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, as to which she disclaims beneficial ownership; and (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership.

(3)	Includes (a) 800 shares owned in a trust, as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 17,062,528 shares owned in twelve trusts, as to which Messrs. McCormack and Harold Smith, one other individual, and The Northern Trust Company are trustees and share voting and investment power (4,858,914 of these shares are pledged to secure lines of credit); (c) 12,550 shares owned in a limited partnership in which Mr. McCormack owns 99% of the limited partnership units; and (d) 27,534 shares owned in a limited partnership, as to which Messrs. McCormack and Harold Smith and The Northern Trust Company are co-trustees of the four trusts that hold 100% of the limited partnership units.

(4)	Includes (a) 45,000 shares owned in a trust as to which Mr. David Smith shares voting and investment power with his spouse; (b) 57,901 shares owned jointly with his spouse (all 57,901 of these shares are pledged to secure lines of credit); and (c) 14,986 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership.

(5)	Includes (a) 25,848,414 shares owned in 11 trusts, one family limited partnership, and one limited liability company as to which Mr. Harold Smith shares voting and investment power with The Northern Trust Company and others (all 25,848,414 of these shares are pledged to secure lines of credit); (b) 2,032,322 shares owned in nine trusts as to which Mr. Harold Smith shares voting and investment power (1,508,592 of these shares are pledged to secure lines of credit); (c) 17,062,528 shares owned in twelve trusts as to which Messrs. Harold Smith and McCormack and The Northern Trust Company are trustees and share voting and investment power; (d) 732,843 shares owned in a revocable trust; (e) 31,667 shares owned by a charitable foundation of which Mr. Harold Smith is a director; and (f) 27,534 shares owned in a limited partnership, as to which Messrs. Harold Smith and McCormack, one other individual, and The Northern Trust Company are co-trustees of the four trusts that hold 100% of the limited partnership units. Mr. Harold Smith’s address is c/o Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois, 60026, Attention: Secretary.

(6)	Includes (a) 1,916 shares allocated to Mr. Speer’s account in the ITW Savings and Investment Plan; and (b) 1,478,398 shares covered by options exercisable within 60 days.

(7)	Includes (a) 2,567 shares allocated to Mr. Kropp’s account in the ITW Savings and Investment Plan; and (b) 135,176 shares covered by options exercisable within 60 days.

(8)	Includes 713,359 shares covered by options exercisable within 60 days.

(9)	Includes (a) 3,113 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; and (b) 273,375 shares covered by options exercisable within 60 days.

(10)	Includes (a) 6,747 shares allocated to Mr. Flaum’s account in the ITW Savings and Investment Plan; and (b) 437,344 shares covered by options exercisable within 60 days.

(11)	Includes (a) 7,488 shares allocated to Mr. Gresh’s account in the ITW Savings and Investment Plan; and (b) 357,344 shares covered by options exercisable within 60 days.

(12)	Includes 4,939,862 shares covered by options exercisable within 60 days and 41,045,245 shares pledged as security.

Other Principal Stockholders

This table shows, as of December 31, 2009, the only stockholder other than a director that we know to be a beneficial owner of more than 5% of ITW common stock. See “Certain Relationships and Related Transactions” for a description of the commercial banking services provided by The Northern Trust Company and its subsidiaries to the Company and the amount paid by the Company for these services.

Name and Address of	Shares of Common Stock	Percent
Beneficial Owner	Beneficially Owned	of Class

The Northern Trust Company	58,284,290 (1)	11.6%
50 South LaSalle Street, Chicago, IL 60603

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 58,284,290 shares. They have sole voting power with respect to 21,936,503 shares and share voting power with respect to 34,519,236 shares. They have sole investment power with respect to 6,435,080 shares and share investment power with respect to 43,007,630 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 35,665,983 shares, resulting in aggregate holdings by The Northern Trust Company of 93,950,273 shares, or 18.7%. This information was provided in a Schedule 13G/A filed with the SEC on February 16, 2010.

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2009 and written representations from executive officers and directors, we believe that all filing requirements were timely met during 2009.

Availability of Form 10-K and Annual Report

The Company is providing its annual report and its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of these reports to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the annual report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are available without charge upon written request to Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL, 60026, Attention: Secretary. You may also review Company SEC filings by visiting the Company’s website at www.itw.com.

Compensation Discussion and Analysis

Introduction

The Company emphasizes a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose. The Company’s compensation program consists primarily of three elements: short-term cash compensation (base salaries and annual cash incentives), longer-term equity compensation (stock options, restricted stock and restricted stock units), and retirement benefits, as illustrated below:

Annual Cash Compensation	Base Salary	Objective: Provide a base wage that is competitive and reflective of individual performance • Generally represents 10-18% of total compensation for the named executive officers*

(27-40% of Total Compensation)*	Annual Incentive	Objective: Motivate executives to achieve annual business and individual goals
 •   Key Performance Metrics: Income growth
• Generally represents 17-22% of total compensation for the named executive officers*

Long-Term Incentives (60-73% of Total Compensation)*	Cash-Based Company Wide Growth Plan Performance- Based Restricted Stock Units Stock Options
Objective: Motivate executives to make decisions that focus on long-term stockholder value creation
 •   Core long-term incentive program consists of three distinct components with the sum targeting delivery of long-term incentive compensation within the median range of our competitive market
 •   Cash-based company-wide growth plan is new for FY 2010
 •   Key Performance Metrics: Revenue Growth, ROIC, and EPS
 •   Generally represents 60-73% of total compensation for the named executive officers*

Retirement Benefits
 •   Company provides two retirement savings plans: a 401(k) plan and a nonqualified deferred compensation plan
 •   Company provides two pension plans: a qualified pension plan and a nonqualified pension plan to restore benefits otherwise lost due to IRS limitations on qualified plan compensation

*	Total compensation, as used in the table above, is defined as the sum of base salary, target annual cash incentives and the grant date fair value of long-term equity incentives and does not necessarily tie to the values disclosed in the Summary Compensation Table and supplemental tables.

The depth and breadth of economic recession in 2009 adversely affected the Company’s financial performance during the year. End market conditions in North America, Europe and Asia-Pacific were extremely challenging as both consumer and industrial markets were impacted by the worldwide recession. As a result, the Company’s revenues declined approximately 19% for 2009 versus the year-earlier period. In late 2008 and early 2009, management took aggressive steps to implement effective cost savings programs throughout the Company. As a result, the Company incurred $161 million of restructuring expense in 2009. Excluding the impact of first quarter impairment charges, these restructuring activities helped the Company move operating margins from 5.8% in the first quarter of 2009 to 12.7% in the fourth quarter of 2009. In addition, the Company’s increasing diversification of revenues — from both an end market and geographic basis — helped to mitigate the effects of the recession. Notably, the Company’s geographic mix has changed substantially since 1999. In 2009, the Company’s North American revenues constituted 48% of total revenues versus 67% of total revenues in 1999. Our Europe, Middle East and Africa region accounted for 34% of total Company revenues in 2009 versus 26% in 1999; and our Asia-Pacific and Other region accounted for 18% of total Company revenues in 2009 versus 7% in 1999. Finally, the Company generated free operating cash flow of

$1.9 billion for 2009. The Company continues to use free operating cash flow to reinvest in its businesses and technologies as well as acquire companies and technologies that both complement and add to its business portfolio.

In response to those economic conditions, the Compensation Committee made the following compensation decisions with respect to our named executive officers:

•	We froze base salaries at 2008 levels;

•	For 2009, the year-over-year income growth component of our annual cash incentive awards was replaced with a performance goal measured against our 2009 annual plan target income, and the maximum payout for elected officers was reduced from 100% to 53%;

•	We replaced one-third of the annual equity award to named executive officers with performance-based restricted stock units under our long-term incentive program;

•	We eliminated our financial counseling perquisite and reduced the above-market interest returns on deferrals after 2009 under our nonqualified deferred compensation program;

•	Effective for 2010, we redesigned the Business Growth Incentive Plan component of our long-term incentive program to provide a cash-based company-wide growth plan based on annual awards with 3-year performance cycles tied to revenue growth and return on invested capital goals;

•	The Compensation Committee engaged an independent advisor to work on its behalf in cooperation with management to review the ITW Executive Compensation Program, confirm appropriateness of comparison (peer) companies, and assess our compensation governance process; and

•	We reviewed our programs and believe that our compensation programs and policies are not designed to encourage our executives to take unnecessary or excessive risks that could harm the long-term value of the Company.

These changes do not adversely impact the Company’s flexibility to recognize and reward superior company, business unit and individual performance by differentiating the cash incentive and equity awards made to individual executives.

In making its executive compensation decisions and recommendations, the Compensation Committee is guided by the following factors:

•	Our compensation philosophy.

•	Compensation comparisons from a peer group of diversified multinational industrial companies.

•	Management’s contribution to our short-term and long-term growth.

See “Board of Directors and Its Committees — Compensation Committee” for more information about the function of the Compensation Committee.

Compensation Philosophy

Our compensation philosophy is reflective of our overall operating philosophy and management structure and is intended to:

•	Provide employees with a competitive pay arrangement.

•	Over the long-term, target base salaries at market, which would be median or 50th percentile.

•	Drive pay for performance through a competitive short-term incentive cash bonus program, which links pay primarily to business unit performance and individualized objectives.

•	Reward long-term performance and provide for capital accumulation through equity-based awards.

Peer Companies

In 2007, we selected a group of comparable companies to benchmark executive pay, providing competitive market data to be used in establishing and recommending each element of compensation. This group was selected using the following criteria:

•	Companies that are within a reasonable size range in various measures, such as revenue, operating income, total assets, total equity, employees, and market cap;

•	Companies with comparable financial characteristics that investors view similarly, such as multinational, diversified, and industrial;

•	Companies that compete for the same customers with similar products/services; and

•	Companies with whom we may compete for executive talent.

Every year the group is reviewed to ensure the appropriateness of the companies in the group. Additionally, in 2009, the Compensation Committee asked Frederic W. Cook & Co., or Cook, to review the peer group. After both reviews, no changes were made and the following 18 companies were retained as the peer group:

3M Company	Eaton Corporation	Masco Corporation
Caterpillar Inc.	Emerson Electric Company	Parker-Hannifin Corporation
Cooper Industries Ltd.	Honeywell International Inc.	Textron Inc.
Danaher Corporation	Ingersoll-Rand Company Ltd.	TRW Automotive Holdings Corporation
Deere & Company	ITT Corporation	Tyco International Ltd.
Dover Corporation	Johnson Controls, Inc.	United Technologies Corporation

The nature of the Company’s highly decentralized and diverse lines of business presents challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons. While peer group data is not directly used to set any particular element of compensation, the Compensation Committee believes that in order to attract, retain and motivate our named executives, total compensation levels for these executives should be considered against the median peer group level over the long term.

Management’s Contributions to Our Growth

The Company’s decentralized management structure emphasizes line management. This structure allows us to give unusually substantial operating authority to executive officers and is an important element in developing and retaining our senior managers and in creating high job satisfaction. The general managers of our businesses are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their business unit’s results. Our executive management’s role is to ensure that these decisions are carried out in accordance with our values and expectations for the near and long term and are, in general, in the best interests of our stockholders.

Use of Discretion in Setting Compensation

The Company’s compensation programs recognize the importance of ensuring that discretion as related to market conditions and both individual and business unit performance is provided to the Chief Executive Officer (the “CEO”) and Compensation Committee in determining compensation levels and awards. In setting base salaries and annual cash incentive award maximums, and in determining grants of longer-term equity awards, the CEO and Compensation Committee use judgment to align compensation with respect to both external data and an internal comparison of individual responsibilities, potential and achievement.

Compensation Decisions and Individual Compensation Levels

There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other named executive officers. However, the different levels of compensation for the named executive officers as shown in the Summary Compensation Table of this proxy statement reflect internal factors such as each executive’s scope of responsibility, impact on profitable growth, and breadth of experience, as well as external market data from the peer companies. On an annual basis, the CEO reviews the total compensation of senior executives and makes recommendations to the Compensation Committee based on his assessment of each executive’s individual performance and the peer company compensation information. The Compensation Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and information relative to compensation of CEOs of the peer companies. The Compensation Committee believes that it is appropriate to benchmark total compensation for the CEO to the levels of base salary, annual incentive, and longer-term incentives being provided to CEOs of comparable multinational and diversified industrial organizations previously described under “Peer Companies.”

Base Salary

In determining base salary, the CEO and the Compensation Committee consider the size and scope of the executives’ responsibilities and the median base salary of similar positions at our peer companies, as well as the executive officers’ past experience, performance and future potential. The Compensation Committee believes that the median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually and adjustments are intended to recognize an executive officer’s performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility. Adjustments to base salary also take into account peer group information and such officer’s total compensation.

We have a common review process for base salary and incentive compensation for our senior executive officers. This process allows the Compensation Committee and the CEO to review base compensation and discuss recommended changes considering individual contributions to overall financial and operating results for the year and to set objectives for the upcoming year.

In response to the deteriorating economic environment our businesses faced at the end of 2008, management recommended, and the Compensation Committee agreed, that there be no base salary increases in 2009 for any of our executive officers.

Annual Cash Incentives

We believe that generally, management should be rewarded for contributions to our overall financial success measured by income growth of their business unit, their group or the Company as a whole, as well as for individual accomplishments that contribute to the longer-term health of the business. Annual cash incentive awards are made under the stockholder-approved provisions of the ITW Executive Incentive Plan. The Compensation Committee considers recommendations from the CEO and approves annual cash incentives for our executive officers. The Compensation Committee determines and recommends for approval by the independent directors the award amount for the CEO.

The plan is designed around two elements: income performance (the “P” factor) and personal objectives (the “O” factor). The P factor weighting is 60% of each named executive officer’s potential award opportunity with the remaining 40% based on the O factor objectives. In addition, the weighting of the P factor for operating executives is 33% of corporate results and 67% of their respective businesses. These weightings are intended to emphasize the financial performance element and reinforce the increasing need to collaborate across businesses.

Participation in our Executive Incentive Plan is limited to those who have an impact on the profitable growth of the business or who have significant responsibility for a major element of business growth. The P factors are recommended by management and must be approved by the Compensation Committee annually. The individual O factors for the CEO are established by the Compensation Committee annually, and the individual O factors for each other named executive officer are recommended by the CEO and must be approved by the Compensation Committee.

Individual award maximums, expressed as percentages and applied to year-end base salary, are determined in accordance with the executive’s level of responsibilities and accountability. Both the P and O factors have a payout range of 0% to 100% of the maximum for the named executive officers. Although we generally do not establish any specific target or prescribed value in relation to peer groups, comparisons are made to median annual cash incentive levels in the peer group compensation data. The Company’s annual cash incentives are variable and structured to provide awards above these median levels only upon the achievement of exceptional financial results and individual performance objectives. Payments under the plan are made following the end of the fiscal year after approval by the Compensation Committee.

Income-Based Annual Cash Incentive (P Factor)

For 2007 and 2008, the P factor was calculated based on year-over-year income growth. This means that the current year income was compared to the prior year to measure the percentage of increase. Participants began to earn payment for the P factor once 80% of the applicable prior year income was achieved. At the 80% achievement level, the P factor award payout was 34% of the maximum payment. At the 100% achievement level, the payout was 75%

of the maximum payment. For the named executive officers, a maximum P factor payout of 100% would only occur when 115% achievement of prior year income was reached.

For 2009, a change was made in the calculation of the P factor. Instead of year-over-year increase in income, the basis for the P factor award calculation was 2009 income performance versus the annual plan target income for the Company as a whole and for the named executive officers’ respective businesses. This change acknowledged the extraordinarily difficult business environment in which many of our business units were operating. For the CEO, named executive officers and other elected officers, the P factor award maximum was reduced from 100% to 53% of year-end base salary. The award maximum of 53% for named executive officers would be earned upon 100% income achievement versus plan. The threshold payout remained 34% upon 80% income achievement. The following was the P factor calculation for 2009 for the Company as a whole and for the named executive officers’ respective businesses:

	Maximum P Factor Award%
2009 Income Achievement vs. Plan	(Elected Officers)

100%	53	% Max
95%	48%
90%	43%
85%	39%
80%	34%
Below 80%	0%

The 2009 P factors for Messrs. Speer and Kropp were entirely based on the 2009 income from continuing operations of the Company as a whole. For the other named executive officers, the P factor was based 67% on 2009 income achievement for their respective businesses and 33% on 2009 income achievement for the Company as a whole. The following table shows the respective income levels as planned and achieved in 2009 in connection with the determination of the P factor award for the named executive officers:

	2009 Planned
	Corporate or Unit	2009 Actual	% of	% of
	Income Levels	Corporate or Unit Income	Achievement	Achievement	% of P
Named Executive Officer	(Millions)	Levels (Millions)	(Actual)	(as Adjusted)(1)	Factor Award

David B. Speer	$1,078.5	$969.5	89.9%	81.2%	35.2%
Ronald D. Kropp	$1,078.5	$969.5	89.9%	81.2%	35.2%
Thomas J. Hansen(2)	$756.2	$533.3	70.5%	70.5%	11.6%
E. Scott Santi(2)	$1,068.4	$824.1	77.1%	77.1%	11.6%
Russell M. Flaum(2)	$312.0	$163.8	52.5%	52.5%	11.6%
Philip M. Gresh, Jr.(2)	$392.4	$347.4	88.5%	88.5%	39.9%

(1)	The Compensation Committee used its discretion to adjust the achievement level for the Company as a whole downward from 89.9% to 81.2% in order to take into account the return of our Decorative Surfaces segment to continuing operations, which occurred after the initial annual plan income target was established in February 2009. If Decorative Surfaces had been in continuing operations at the time the annual plan income target was set, the income achievement level would have been 81.2% rather than 89.9%, and the Committee felt that using 81.2% as the achievement level results in a more reasonable comparison of 2009 performance vs. 2009 annual plan.

(2)	For these executives, the first four columns above show the income levels as planned and achieved for their respective businesses. The composite award percentages shown in column 5 above for these executives combine the achievement level for their respective businesses with that of the Company as a whole, as follows: Mr. Hansen, 11.6% (.33 at 35.2% + .67 at 0%); Mr. Santi, 11.6% (.33 at 35.2% + .67 at 0%); Mr. Flaum, 11.6% (.33 at 35.2% + .67 at 0%); and Mr. Gresh, 39.9% (.33 at 81.2% + .67 at 88.5% = 86.1%; the 86.1% is then applied to the P factor calculation table to yield 39.9%).

For 2010, as in years prior to 2009, the P factor will again be calculated by comparing current year income to the prior year to measure the percentage of increase.

Personal Objectives-Based Annual Cash Incentive (O Factor)

The O factors represent the personal objectives element of the annual cash incentive awards, and are more subjective than P factors. Relative weightings for the O factor objectives, which altogether represent 40% of the potential award opportunity, are established at the beginning of the year for each named executive. In early 2009, each executive submitted in writing his own proposed O factor objectives, as well as weightings assigned to each objective for that year. Each named executive other than the CEO discussed his proposed objectives and weightings with the CEO, and after these discussions had the opportunity to revise his proposal. The CEO used his judgment of each executive’s role and responsibilities, as well as the strategic goals of the Company, to review and approve the objectives before recommending them to the Compensation Committee. The Compensation Committee discussed these recommendations with the CEO prior to final approval. The CEO discussed his proposed O factor objectives and weightings for 2009 with the Compensation Committee. The Compensation Committee used its judgment and understanding of the strategic goals of the Company to review and approve the objectives and weightings of the CEO.

The following is a description of the 2009 objectives and weightings as approved. Mr. Speer’s objectives focused on leadership development/diversity (35%), innovation (35%), Board meeting effectiveness (10%) and acquisitions (20%). Mr. Kropp’s objectives focused on leadership development (45%), organization structure (30%) and acquisitions (25%). Mr. Hansen’s objectives focused on strategic tools (30%), innovation (40%) and leadership development (30%). Mr. Santi’s objectives focused on leadership development (35%), strategy for specified businesses (30%) and development plans (35%). Mr. Flaum’s objectives focused on leadership development (40%), emerging market growth (30%) and organizational structure and training system improvement for a specified business (30%). Mr. Gresh’s objectives focused on establishing a leadership development program (30%), strategy for specified businesses (30%) and leadership development/diversity (40%).

Following the end of the year, each named executive submitted a written self-appraisal with his own assessment of the level of achievement reached in 2009, expressed as a percentage, for each of his personal objectives. The self-appraisals of the named executives other than the CEO were reviewed by the CEO, and the CEO had collaborative discussions with each of these executives. The CEO used his judgment of each executive’s performance against the objectives, considering completion of objectives, relative weightings and the quality of the work performed, to reach his assessment of the achievement levels prior to submitting them for final approval by the Compensation Committee. Any adjustments made by the CEO to the self-scored achievement levels for 2009 were not material. The self-appraisal of the CEO for 2009 was reviewed by the Compensation Committee, which held collaborative discussions with the CEO and used its judgment of the CEO’s performance against his objectives to reach its assessment of the achievement levels. The Compensation Committee adjusted the CEO’s self-scored achievement level from 85% to 90% because it thought his self-score for acquisitions did not take into account that he maintained the Company’s acquisition discipline in a very difficult environment. The independent directors approved the Compensation Committee’s recommendation. There were no pre-determined factors that were considered by the CEO or the Compensation Committee during this process.

The weighting for each objective was multiplied by the relevant achievement level, and the amounts so calculated were totaled to reach the O factor achievement percentage. Based on the Compensation Committee’s determination of the individual 2009 O factor objectives and actual achievements for Mr. Speer, and upon Mr. Speer’s recommendations for the other named executive officers, the following O factor achievement percentages were assigned: 90% for Mr. Speer; 93.5% for Mr. Kropp; 95% for Mr. Hansen; 90.5% for Mr. Santi; 90% for Mr. Gresh; and 80% for Mr. Flaum.

2009 Annual Cash Incentive Total Payouts

The total 2009 awards for the named executive officers ranged from 39% to 60% of the individual maximum award level, and were determined as follows:

		Year-End
	Award	2009	P Factor		O Factor		Total
Named Executive Officer	Maximum	Salary	Achievement	Amount	Achievement	Amount	Award(1)

David B. Speer	200%	$1,100,000	35.2%	$464,640	90.0%	$792,000	$1,256,640
Ronald D. Kropp	150%	$350,000	35.2%	$110,880	93.5%	$196,350	$307,230
Thomas J. Hansen	200%	$500,000	11.6%	$69,600	95.0%	$380,000	$449,600
E. Scott Santi	200%	$400,000	11.6%	$55,680	90.5%	$289,600	$345,280
Russell M. Flaum(2)	200%	$391,900	11.6%	$27,200	80.0%	$125,056	$152,256
Philip M. Gresh, Jr.	200%	$340,000	39.9%	$162,792	90.0%	$244,800	$407,592

(1)	These amounts are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	The Total Award amount is pro-rated for the portion of the year worked prior to retirement.

The named executive officers may elect to defer 6% to 85% of their annual incentive award to their ITW Executive Contributory Retirement Income Plan (ECRIP) account. ECRIP is further described under “Nonqualified Deferred Compensation” elsewhere in this proxy statement. Also, under the terms of the ITW 2006 Stock Incentive Plan, an officer may elect to take up to 50% of the award in the form of ITW common stock.

Long-Term Incentives

We believe that ensuring the long-term growth and health of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to how ITW stock performs over time, encouraging decisions that consider the long-term perspective. Stock incentive awards are granted to executives and other key employees whose positions can truly affect the Company’s long-term performance.

The amount of the overall annual equity awards to the CEO is determined by the Compensation Committee in its discretion, subject to approval by the independent directors. Awards to the other named executives are recommended by the CEO to the Compensation

Committee for approval and are subject to the discretion of the CEO in making the recommendations, as well as of the Compensation Committee in approving the awards. The key factors in determining the overall annual equity awards have been the executive’s position and seniority and the historical grants made to Company executives in similar positions with similar seniority. Because the Compensation Committee and the CEO in their discretion may consider such factors as they deem relevant in determining an executive’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

2009 Annual Equity Awards

Stock incentive awards through 2008 were generally made in the form of stock options and used the number of shares to determine the award amount. With respect to the 2009 awards, the Compensation Committee considered the fact that the value of a stock option is complex and volatile while the value of a restricted stock grant is more understandable and less volatile, and that the Company was in a relatively small minority of companies who awarded only one type of grant under its stock incentive plan. The Committee consequently decided to include restricted stock units in the plan grants to senior executives and to rely on the value of the grants delivered as the basis for determining the overall award amounts. We continue to believe, however, that stock options are an effective incentive for participants on a long-term basis because the option loses its value entirely if the price of ITW’s common stock falls below the grant price.

Therefore, beginning in 2009, the overall annual stock incentive award for senior executives was split into two award types: two-thirds remaining in the form of stock options and the other one-third in the form of a restricted stock unit, or RSU. The Compensation Committee also determined that elected officers, including the named executive officers, should receive performance-based restricted stock units, or PRSUs, subject to a performance metric based on 2009 corporate income performance. PRSUs granted in 2009 (formerly referred to as qualified restricted stock units, or QRSUs) have a three-year cliff vesting requirement (i.e., no vesting until three years from grant date, at which time the entire award may vest) as well as a performance goal (see “Performance Goal for 2009” below) set at the beginning of the performance period.

Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years after the grant date. This approach is designed to motivate the executive to contribute to the creation of stockholder value over the long term. We currently grant only non-qualified stock options because we believe that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the named executive officers of incentive stock options. RSUs and PRSUs are granted based on the fair market value of one share of common stock on the date of grant.

Stock options vest over a specified period determined by the Compensation Committee. The 2009 stock options vest in equal installments over a four-year period ending in 2013. RSUs generally vest in full three years from the date of grant. PRSUs vest three years from the date of grant, subject to the achievement level of the performance goal. See “Performance Goal Changes for 2010” below. The Compensation Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined by the Compensation Committee, and forfeiture provisions upon any other termination of employment. Under change in control or certain divestiture conditions, all stock options become vested and exercisable and all RSUs and PRSUs become vested and payable in cash. The Compensation Committee, in its sole discretion, may deem a stock option, RSU, or PRSU award to be immediately forfeited if the recipient is terminated for cause (as defined by the Committee), competes with the Company, or engages in conduct adversely affecting the Company.

The option award to the CEO increased from 400,000 in 2007 to 500,000 in 2008, and the option award to the CFO increased from 60,000 in 2007 to 70,000 in 2008, as part of the Compensation Committee’s consideration of the total compensation of our named executives as compared to the peer group median. For 2009, the value of the overall annual equity award was not changed; however, one-third of the annual equity awards was changed to PRSU’s and a new performance-based award, the BGIP award, was added as a component to the long-term incentive program, as described below. These changes were intended to bring total compensation closer to the median levels.

2009 BGIP Awards

In addition to changing the mix of the annual equity award in 2009, the Business Growth Incentive Plan, or “BGIP”, was created with the intention of establishing a cash incentive with three-year performance cycles to further incentivize our line executives to focus on a time horizon longer than one year. Due to the extremely adverse economic conditions at the time of the first BGIP awards, however, the 2009 BGIP awards were in the form of PRSUs (formerly referred to as qualified restricted stock units, or QRSUs), the terms of which are identical to the PRSUs granted as one-third of the overall 2009 annual equity award. The executives’ position and salary on grant date determined the amount of the award. The total compensation of our executives, viewed generally by position, relative to that of the peer group’s median, and the mix of compensation components of our executives relative to the peer group were also considerations in setting the percentage of base pay used for determining the maximum award amount. Only elected officers and group presidents, being the executives who are closest to the business in our decentralized structure and who have the biggest impact on operating performance, are eligible for the program. The maximum amount of the award for 2009 was based on position and salary on grant date as follows: 100% of base pay for the CEO; 75% for other elected officers and 40% for group presidents.

Performance Goal for 2009

The performance goal for all PRSUs granted in 2009 was based on corporate income performance for 2009 at the threshold level for an award under ITW’s annual incentive plan (80% of the Company’s planned 2009 income from continuing operations based on the annual plan approved by the Board of Directors). Due to the inability to reasonably set income performance goals in the extremely difficult business conditions present at the time of grant, the measure of income performance was limited to 2009 rather than for the three-year term of the PRSUs.

As reflected in the table on page 26 corporate income achievement for 2009 as a percent of 2009 annual plan income from continuing operations was 81.2%, after a downward adjustment by the Compensation Committee. As this exceeds the threshold level of 80%, the Compensation Committee determined that the income element of the performance goal had been met. The PRSU awards will therefore vest upon the executives’ fulfillment of the three-year service element of the award.

Performance Goal Changes for 2010

For 2010, the performance goal for the PRSU portion of the annual equity award will be based on cumulative EPS from continuing operations over a three-year performance period based on a sliding scale. The target is $6.50 cumulative EPS over the three-year performance period. If less than $4.50 cumulative EPS is achieved, none of these PRSUs will vest. If EPS growth is at or above the $4.50 threshold but below the $6.50 target, a portion of the awards will vest in proportion to the level of EPS achieved.

For 2010, the BGIP was renamed the Company-wide Growth Plan, or “CGP”, and the form of the award was changed to cash as originally intended. The performance goal for the 2010 CGP cash grant will be based 50% on revenue growth and 50% on average return on invested capital over a three-year performance period.

Timing of Long-Term Incentive Awards

The Compensation Committee meets in February of each year to consider and act with respect to long-term incentive awards for the executive officers for that fiscal year. The Compensation Committee’s February meeting follows the Company’s public release of its earnings results for the recently completed fiscal year. The Compensation Committee acts in compliance with the ITW 2006 Stock Incentive Plan, including the requirement that stock options may not be granted at less than 100% of the fair market value of ITW’s common stock on the date of grant. The exercise price of the awards granted at that meeting is based on the closing price of ITW’s stock on that date. We do not time grants for the purpose of enhancing the value of executive compensation.

Perquisites & Other Benefits

In general, we do not provide perquisites to our named executive officers that are not available to other employees. In 2008, however, we did provide reimbursement of up to $7,500 per year for financial, tax and estate planning services. This was taxable to the extent required by the Internal Revenue Service (“IRS”). These benefits were discontinued in 2009. No named executive officer received in excess of $10,000 in perquisites during 2009, so no perquisites are disclosed in the Summary Compensation Table.

Stock Ownership Guidelines

We believe that stock ownership is important because it links the interests of Company management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Compensation Committee have adopted stock ownership guidelines for executive officers and directors that they and we believe are appropriate, reasonable and attainable given their responsibilities and compensation levels. As mentioned above, stock ownership relative to the guidelines is one of the factors considered in determining individual stock option awards. The recommended guidelines for stock ownership as a multiple of executive officers’ base pay salaries and of directors’ annual retainers are as follows: chief executive officer, five times; vice chairmen and executive vice presidents, three times; senior vice presidents, two times; vice presidents, one time; and non-employee directors, four times. The Compensation Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. All named executive officers and directors who have been in their positions for five or more years have either satisfied or exceeded the applicable stock ownership guideline. We have a policy against options trading and short sales of ITW stock that applies to all recipients of Company equity-based grants (which group includes key employees and all officers and directors) and against any trading in derivatives linked to ITW stock that applies to all Company senior executive officers and directors.

Financial Restatements

We do not have a policy beyond the requirements of the Sarbanes-Oxley Act of 2002 to retroactively adjust compensation in the event of a restatement of financial or other performance results. We believe that this issue is best addressed when the need actually arises, taking into consideration the specific facts regarding the restatement.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the CEO and certain other executive officers employed at year-end. Certain performance-based compensation and deferred compensation are not included in compensation for purposes of the limit. The Compensation Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform our executive compensation plans to the approach provided for in the Internal Revenue Code.

Potential Payments upon Termination or Change in Control

We do not have any plans or agreements that are specific and unique to executive officers regarding termination of employment or a change in control of the Company. However, we do have provisions contained in our pension plans, the 1996 and 2006 ITW Stock Incentive Plans, the Executive Incentive Plan, and the ECRIP that provide for retirement benefits, immediate vesting of unvested stock options and cash payouts of restricted stock and performance units in the event of a change in control or certain termination events. You can find further detail below under “Executive Compensation — Potential Payments Upon Termination or Corporate Change” on page 41.

Executive Compensation

This section of the proxy statement provides information regarding the compensation of our named executive officers.

Summary Compensation Table

						Change
						in Pension
						Value and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
Name and			Stock	Option	Compensation	Compensation	Compensation
Principal Position	Year	Salary(1)	Awards(2)	Awards(2)	(1)(3)	Earnings(4)	(5)(6)	Total

David B. Speer	2009	$1,100,000	$2,968,337	$4,440,686	$1,256,640	$624,701	$94,017	$10,484,381
Chairman and Chief	2008	$1,099,616	—	$6,659,700	$1,586,200	$3,240,740	$100,822	$12,687,078
Executive Officer	2007	$948,077	—	$5,755,600	$1,781,000	$1,310,313	$89,708	$9,884,698
Ronald D. Kropp	2009	$350,000	$512,574	$621,696	$307,230	$53,737	$26,105	$1,871,342
Senior Vice President &	2008	$349,752	—	$932,358	$395,850	$156,473	$25,123	$1,859,556
Chief Financial Officer	2007	$259,708	—	$863,340	$368,053	$54,530	$16,520	$1,562,151
Thomas J. Hansen	2009	$500,000	$1,129,220	$1,776,272	$449,600	$709,559	$42,308	$4,606,959
Vice Chairman	2008	$499,842	—	$2,663,880	$708,800	$1,117,699	$45,512	$5,035,733
	2007	$447,231	—	$2,877,800	$800,496	$410,195	$43,023	$4,578,745
E. Scott Santi	2009	$399,135	$903,376	$1,421,022	$345,280	$333,754	$32,470	$3,435,037
Vice Chairman
Russell M. Flaum(7)	2009	$200,472	$580,368	$710,511	$152,256	$178,361	$621,521	$2,443,489
Former Executive Vice	2008	$391,842	—	$1,065,552	$551,168	$728,146	$34,369	$2,771,077
President	2007	$374,599	—	$1,151,120	$590,114	$445,719	$35,811	$2,597,363
Philip M. Gresh, Jr.	2009	$340,000	$545,566	$710,511	$407,592	$355,021	$28,760	$2,387,450
Executive Vice President

(1)	Salary and non-equity incentive plan compensation for 2009 includes amounts deferred by the executive under the ECRIP or the Savings and Investment Plan. The amount of deferrals in 2009 for each named executive officer can be found in footnote 1 to the Nonqualified Deferred Compensation table on page 40 the amount of deferrals in 2008 and 2007 can be found in footnote 4 to the same table. Deferrals in 2010 of non-equity incentive plan amounts earned in 2009 were as follows: Mr. Speer, $75,398; Mr. Kropp, $18,434; Mr. Hansen, $26,976; Mr. Santi, $13,811; Mr. Flaum, $50,245; and Mr. Gresh, $24,456.

(2)	The assumptions applicable to these valuations can be found in the Notes to Financial Statements — Stock-Based Compensation contained in the Illinois Tool Works Inc. Annual Report to Stockholders for 2007 and 2008 and in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Represents amounts awarded under our Executive Incentive Plan, based on the executive’s base salary as of December 31 for that year and paid in the following year. Further information regarding this plan and awards thereunder can be found above under “Compensation Discussion and Analysis — Annual Cash Incentives” on page 25 and below under “Grants of Plan-Based Awards” on page 34.

(4)	These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the named executive officers. Under our deferred compensation plan ECRIP, which is discussed in more detail on page 40 under “Nonqualified Deferred Compensation,” when a participant attains “retirement” eligibility at age 55 and 10 years of service, his or her account is entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average and the excess interest portion is deemed to be amounts exceeding 100% of the monthly Moody’s Corporate Bond Yield Average. This additional interest credit applies to all eligible plan participants, not just the named executive officers. Pursuant to a change enacted by the Compensation Committee, amounts deferred after December 31, 2009, are not eligible to receive the 130% of the Moody’s Rate; therefore, all deferrals after December 31, 2009 will accrue interest at 100% of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits are shown in the table below.

Footnote 4 Table

				Excess Interest	Change in Pension Value and
		Accrual in	Accrual in	Credit on Deferred	Nonqualified Deferred
Name	Year	Accumulation Plan	Nonqualified Plan	Compensation	Compensation Earnings ($)

David B. Speer	2009	$(41,012)	$527,026	$138,687	$624,701
	2008	$135,620	$2,998,990	$106,130	$3,240,740
	2007	$55,211	$1,173,289	$81,813	$1,310,313
Ronald D. Kropp	2009	$(10,693)	$48,644	$15,786	$53,737
	2008	$37,614	$109,300	$9,559	$156,473
	2007	$22,159	$26,155	$6,216	$54,530
Thomas J. Hansen	2009	$434,726	$189,999	$84,834	$709,559
	2008	$(30,809)	$1,080,307	$68,201	$1,117,699
	2007	$76,880	$277,424	$55,891	$410,195
E. Scott Santi	2009	$45,473	$272,805	$15,476	$333,754

Russell M. Flaum	2009	$(11,408)	$135,509	$54,260	$178,361
	2008	$119,649	$564,864	$43,633	$728,146
	2007	$53,563	$356,372	$35,784	$445,719
Philip M. Gresh, Jr.	2009	$263,574	$(11,961)	$103,408	$355,021

(5)	The Company offered few perquisites and none are disclosed here as the combined value of perquisites for any single named executive officer does not exceed $10,000.

(6)	For 2009, this number represents Company matching contributions to the ECRIP account or the Savings and Investment Plan based on plan formulas for all participants as follows: $94,017 for Mr. Speer; $26,105 for Mr. Kropp; $42,308 for Mr. Hansen; $32,470 for Mr. Santi; $26,782 for Mr. Flaum; and $28,760 for Mr. Gresh. In addition, Mr. Flaum received a non-compete payment of $200,000, separation pay of $381,173, and accrued vacation of $13,566 in 2009 as a result of his retirement on July 1, 2009, under the Company’s Voluntary Enhanced Severance Program.

(7)	See “Certain Relationships and Related Transactions — Separation Agreement with Russell M. Flaum” for a description of Mr. Flaum’s separation agreement. Mr. Flaum retired as an officer of the Company effective July 1, 2009, under the Company’s Voluntary Enhanced Severance Program.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our named executive officers during fiscal 2009 under the Executive Incentive Plan and the 2006 Stock Incentive Plan.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:		Fair Value
		Estimated Future Payouts			Number of	Number of	Exercise or	of Stock
		Under Non-Equity			Shares of	Securities	Base Price	and
		Incentive Plan Awards(1)			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)	($/Sh)(3)	($)(4)

David B. Speer	2/13/2009	$448,800	$1,738,000	$2,200,000	94,533	433,593	$35.12	$7,409,023
Ronald D. Kropp	2/13/2009	$107,100	$414,750	$525,000	16,324	60,703	$35.12	$1,134,270
Thomas J. Hansen	2/13/2009	$204,000	$790,000	$1,000,000	35,962	173,437	$35.12	$2,905,492
E. Scott Santi	2/13/2009	$163,200	$632,000	$800,000	28,770	138,750	$35.12	$2,324,398
Russell M. Flaum	2/13/2009	$159,895	$619,202	$783,800	18,483	69,375	$35.12	$1,290,879
Philip M. Gresh, Jr.	2/13/2009	$138,720	$537,200	$680,000	17,375	69,375	$35.12	$1,256,077

(1)	These columns reflect the range of potential payouts under the Executive Incentive Plan for the named executive officers as set by the Compensation Committee in February 2009 for 2009 performance. Since there is no minimum achievement for the O factors, the “threshold” estimated future payout is based on the minimum P factor payout of 34%, which is realized upon achievement of 80% of income performance. “Target” estimated future payout is based on a P factor of 75%, which is realized upon achievement of 100% of income performance, and 85% achievement of the relevant O factors. “Maximum” estimated future payout is based on a P factor payout of 100%, which is realized upon achievement of 115% of income performance, and 100% achievement of the relevant O factors. Actual payments, as approved by the Compensation Committee in February 2010 for achievement of 2009 performance, can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 33.

(2)	Includes BGIP awards in the form of PRSUs as follows: Mr. Speer, 31,321 units; Mr. Kropp, 7,474 units; Mr. Hansen, 10,678 units; Mr. Santi, 8,542 units; Mr. Flaum, 10,461 units; and Mr. Gresh, 7,261 units.

(3)	Grant date fair market value was equal to the market closing price of $35.12.

(4)	Grant date fair value of options is based on an implied value of $10.24 per share as determined using a binomial valuation technique under Accounting Standards Codification, Topic 718. Grant date fair value of PRSUs is based on the assumption that the performance conditions will have been met.

Outstanding Equity Awards at Fiscal Year-End 2009

This table sets forth details, on an award-by-award basis, regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2009.

						Stock Awards
							Equity
		Option Awards				Equity	Incentive
		Number of	Number of			Incentive	Plan Awards:
		Securities	Securities			Plan Awards:	Market or
		Underlying	Underlying			Number	Payout Value
		Unexercised	Unexercised	Option		of Unearned	of Unearned
		Options	Options	Exercise	Option	Units That	Units That
	Grant	(#)	(#)	Price	Expiration	Have Not	Have Not
Name	Date(1)	Exercisable	Unexercisable	($)	Date	Vested(2)	Vested

David B. Speer	12/14/2001	120,000 (3)	—	$31.13	12/14/2011
	12/10/2004	300,000 (4)	—	$47.13	12/10/2014
	02/01/2006	400,000 (5)	—	$42.08	02/01/2016
	02/09/2007	200,000 (3)	200,000	$51.60	02/09/2017
	02/08/2008	125,000	375,000	$48.51	02/08/2018
	02/13/2009	—	433,593	$35.12	02/13/2019	94,533	$4,536,640
Ronald D. Kropp	12/10/2004	10,000	—	$47.13	12/10/2014
	02/01/2006	30,000	—	$42.08	02/01/2016
	02/09/2007	30,000	30,000	$51.60	02/09/2017
	02/08/2008	17,500	52,500	$48.51	02/08/2018
	02/13/2009	—	60,703	$35.12	02/13/2019	16,324	$783,390
Thomas J. Hansen	12/14/2001	120,000	—	$31.13	12/14/2011
	12/10/2004	150,000	—	$47.13	12/10/2014
	02/01/2006	150,000	—	$42.08	02/01/2016
	02/09/2007	100,000	100,000	$51.60	02/09/2017
	02/08/2008	50,000	150,000	$48.51	02/08/2018
	02/13/2009	—	173,437	$35.12	02/13/2019	35,962	$1,725,837
E. Scott Santi	06/19/2007	8,687	—	$55.12	12/15/2010
	12/10/2004	60,000	—	$47.13	12/10/2014
	02/01/2006	70,000	—	$42.08	02/01/2016
	02/09/2007	40,000	40,000	$51.60	02/09/2017
	02/08/2008	20,000	60,000	$48.51	02/08/2018
	02/13/2009	—	138,750	$35.12	02/13/2019	28,770	$1,380,669
Russell M. Flaum	12/15/2000	40,000	—	$27.94	12/15/2010
	12/14/2001	120,000	—	$31.13	12/14/2011
	12/10/2004	80,000	—	$47.13	07/01/2014
	02/01/2006	60,000	—	$42.08	05/31/2010
	02/09/2007	60,000	—	$51.60	05/31/2010
	02/08/2008	40,000	—	$48.51	05/31/2010
	02/13/2009	—	—	—	—	4,621	$221,762
Philip M. Gresh, Jr.	12/14/2001	80,000	—	$31.13	12/14/2011
	12/10/2004	80,000	—	$47.13	12/10/2014
	02/01/2006	80,000	—	$42.08	02/01/2016
	02/09/2007	40,000	40,000	$51.60	02/09/2017
	02/08/2008	20,000	60,000	$48.51	02/08/2018
	02/13/2009	—	69,375	$35.12	02/13/2019	17,375	$833,813

(1)	Stock options vest at the rate of 25% per year from grant date with exceptions for termination upon death, disability, retirement and change in control. Stock options granted in 2000, 2001, 2004 and 2006 contain a reload feature providing that if the exercise price is paid by surrender of previously owned shares of ITW common stock, a new option in the amount of the shares surrendered will be granted. The exercise price of the new option would equal the market value of a share of ITW common stock on the date of grant. The new option will vest in one year, provided the shares acquired on exercise of the underlying option are held for one year, and will expire on the same date as the underlying option.

(2)	PRSUs are subject to three-year vesting as well as a performance goal.

(3)	Entire award transferred to a family limited partnership.

(4)	Stock options for 225,000 of these shares were transferred to a family limited partnership.

(5)	Stock options for 200,000 of these shares were transferred to a family limited partnership.

Option Exercises and Stock Vested

This table provides information for each named executive officer concerning the exercise of stock options during fiscal 2009. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

David B. Speer	210,000	$3,034,145
Ronald D. Kropp	34,000	$479,220
Thomas J. Hansen	126,000	$878,651
E. Scott Santi	40,460	$797,706
Russell M. Flaum	170,000	$2,483,187	4,621	$221,762
Philip M. Gresh, Jr.	76,000	$1,616,917

Pension Benefits

The following table provides information regarding participation by the named executive officers in pension benefit plans through our financial statement measurement date of December 31, 2009. Other than Mr. Flaum, no payments were made to a named executive officer under the plans in 2009.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

David B. Speer	ITW Retirement Accumulation Plan	31.553	$759,134
	ITW Nonqualified Pension Plan	31.553	$7,874,702
Ronald D. Kropp	ITW Retirement Accumulation Plan	16.083	$163,631
	ITW Nonqualified Pension Plan	16.083	$237,738
Thomas J. Hansen	ITW Retirement Accumulation Plan	29.256	$1,776,333
	ITW Nonqualified Pension Plan	29.256	$2,913,221
E. Scott Santi	ITW Retirement Accumulation Plan	27.621	$388,906
	ITW Nonqualified Pension Plan	27.621	$987,196
Russell M. Flaum(2)	ITW Retirement Accumulation Plan	N/A	$0	$679,657
	ITW Nonqualified Pension Plan	33.750	$2,635,344
Philip M. Gresh, Jr.	ITW Retirement Accumulation Plan	20.542	$1,394,156
	ITW Nonqualified Pension Plan	20.542	$1,126,854

(1)	Assuming the individual receives a lump sum distribution at normal retirement, present values are based on the 5.50% discount rate used for financial reporting purposes.

(2)	Mr. Flaum received a lump sum distribution on August 1, 2009 as a result of his retirement on July 1, 2009.

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. business units to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates certain percentages for each year during his or her years of plan participation. The accumulated percentages (from both columns shown below), when multiplied by final average annual pay (generally, salary and executive incentive payable in the years from the highest five out of the last ten complete calendar years of service), produce an amount that can be received as a lump sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, percentages are structured as follows:

		On Final Average Pay in Excess
Age During the Year	On Total Final Average Pay	of Covered Compensation(1)

Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2009, the amount of covered compensation for an individual attaining age 65 was $56,628, while for an employee age 33 or younger it was $106,800.

The Pension Plan’s normal retirement age is the later of age 65 or the fifth anniversary of employment if the participant was hired after age 60. A Pension Plan participant is vested after three years of employment.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). Accrued benefits as of December 31, 2000 under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump sum value of the normal retirement annuity and dividing by the average annual pay at that time. Anyone who had participated in the Pension Plan for five years as of December 31, 2000 and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average pay per year for up to 15 years of credited service.

As part of the transition to the pension equity formula, anyone who participated in the Pension Plan as of December 31, 2000, had at least five years of vesting service and had attained age 50 by that date, was entitled to a benefit under the pre-2001 formula if that benefit was more valuable than the benefits calculated under the new formula.

The Pension Plan adopted in 2001 does not provide for a specific early retirement age but, once a participant is vested, he or she can terminate employment and receive the lump sum computed under the above formula or an actuarially equivalent immediate annuity benefit. The pre-2001 Pension Plan provided that upon attaining age 55 with at least 10 years of service, a participant could elect an early retirement pension. If the sum of the participant’s age and service at early retirement was at least 90, the portion of the benefit that is based solely on total average pay would not be reduced; otherwise, that portion would be reduced at the rate of 0.25% for each month early retirement occurred before the normal retirement date. The portion of the pre-2001 formula that was based on pay in excess of covered compensation was subject to reductions of 1/180th for each of the first 60 months prior to the normal retirement date and 1/360th for each additional month. Any lump sum elected under the pre-2001 formula would be computed as the actuarial present value of an early retirement benefit commencing no earlier than age 62. Messrs. Hansen, Flaum and Gresh are subject to alternative calculations under the pre-2001 Pension Plan formula.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be payable. The Company has not considered granting additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such grants. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

1. The Pension Plan uses net compensation after deferrals under the current ECRIP and the Nonqualified Pension Plan uses total eligible compensation (generally salary and non-equity incentive compensation).

2. The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, will forfeit any plan benefits based on eligible compensation above the maximum amount ($245,000 in 2009) that may be recognized under a tax-qualified plan.

3. In addition to the annuity and lump sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years.

Nonqualified Deferred Compensation

The following table sets forth information regarding participation by the named executive officers in the ECRIPs during fiscal year 2009. Other than Mr. Flaum, who retired on July 1, 2009 and therefore began receiving payments according to plan provisions and his pre-determined distribution elections, there were no withdrawals by, or distributions to, a named executive officer under the ECRIP in 2009.

	Executive	Registrant	Aggregate	Aggregate Balance	Aggregate
	Contributions in	Contributions in	Earnings in	at December 31,	Distributions in
	2009	2009	2009	2009	2009
Name	($)(1)	($)(2)	($)(3)	($)(3)(4)	($)

David B. Speer	$719,136	$94,017	$600,977	$7,583,694
Ronald D. Kropp	$223,755	$26,105	$68,406	$919,047
Thomas J. Hansen	$266,760	$42,308	$367,613	$4,590,034
E. Scott Santi	$92,771	$32,470	$67,062	$858,945
Russell M. Flaum	$178,193	$26,782	$235,126	$2,848,316	$73,977
Philip M. Gresh, Jr.	$154,428	$28,760	$448,103	$5,516,120

(1)	Includes deferrals of 2009 salary reflected in the Salary column of the Summary Compensation Table (Mr. Speer, $275,000; Mr. Kropp, $105,000; Mr. Hansen, $125,000; Mr. Santi, $39,913; Mr. Flaum, $12,842; and Mr. Gresh, $34,000). Also includes deferrals of 2008 executive incentive amounts paid in 2009 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2008 (Mr. Speer, $444,136; Mr. Kropp, $118,755; Mr. Hansen, $141,760; Mr. Santi, $52,858; Mr. Flaum, $165,351; and Mr. Gresh, $120,428).

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2009.

(3)	Footnote 4 to the Summary Compensation Table sets forth above-market interest for 2009 included in aggregate earnings in this table. If Mr. Kropp’s employment is terminated prior to him being “retirement eligible”, he will forfeit above-market interest of $15,786 for 2009 and $50,873 in the aggregate. If Mr. Santi’s employment is terminated prior to him being “retirement eligible”, he will forfeit above-market interest of $15,476 for 2009 and $59,113 in the aggregate. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)	In addition to the registrant’s contributions shown in the table above, and excess interest as disclosed for 2009 in footnote 4 to the Summary Compensation Table, includes the following amounts of executive and registrant contributions to the ECRIP and excess interest reported as compensation in the Summary Compensation Table for 2008 and 2007:

Footnote 4 Table

	Year Ended	Year Ended
Name	December 31, 2008	December 31, 2007

David B. Speer	$980,535	$860,740
Ronald D. Kropp	$176,413	$98,906
Thomas J. Hansen	$397,772	$367,122
Russell M. Flaum	$249,041	$223,788

In 1985, the Company established an Executive Contributory Retirement Income Plan (the “1985 ECRIP”), which offered designated executives an opportunity to defer a portion of their salary and executive incentive earned in 1985 through 1989 to a deferred compensation account, to receive the matching contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan (in lieu of any matching contributions under that plan) and to receive a rate of interest on the account equal to 130% of the monthly Moody’s Corporate Bond Yield Average (the “Moody’s Rate”) if their employment ended due to death, disability or retirement after age 55 with at least ten years of service (five years if over age 65). The account was to be credited with 100% of the Moody’s Rate if the executive left employment before death, disability or retirement. During 2009, the crediting rate ranged from 5.87% to 7.31% for persons not yet retirement eligible and 7.63% to 9.50% for those who were retirement eligible.

With certain exceptions, the 1985 ECRIP account is paid in monthly installments over 15 years following a death, disability or retirement event and in a lump sum following any other termination of employment. Messrs. Speer and Hansen were designated as eligible for the 1985 ECRIP.

In 1993, the Company established a new Executive Contributory Retirement Income Plan (the “Current ECRIP” and, together with the 1985 ECRIP, the “ECRIP”), which has most of the same features as the 1985 ECRIP. All of the named executive officers are eligible for the Current ECRIP. The Current ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12% annualized, or 15.6% for those who are retirement eligible), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement in a lump sum or in monthly installments over 2 to 20 years. Amounts deferred after December 31, 2009 are not eligible to receive the 130% of the Moody’s Rate; therefore, all deferrals after December 31, 2009 will accrue interest at 100% of the Moody’s Rate.

A Current ECRIP participant can defer up to 50% of his or her salary and up to 85% of his or her executive incentive. The minimum deferral of either salary or executive incentive is 6%, which results in the 3.5% maximum matching contribution on either component under the Savings and Investment Plan formula. Executives who participate in the Current ECRIP forego matching contributions under the Savings and Investment Plan, and deferrals under the Current ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

Potential Payments upon Termination or Corporate Change

The following describes the potential payments upon termination or a change of control of the Company for the named executive officers. The Company does not maintain any individual plans or agreements with regard to the treatment of executive officers for termination or change of control purposes. The compensation payouts described below are provided under specific plans, including the ECRIPs, the Retirement Accumulation Plan, the Nonqualified Pension Plan, the Executive Incentive Plan and the ITW 1996 and 2006 Stock Incentive Plans. These plans provide for compensation to all participants in the plans in the event of a change of control or certain termination events.

The information set forth below assumes the effective date of the termination event is the last business day of the fiscal year, December 31, 2009.

Mr. Flaum retired as executive vice president of the Company as of July 1, 2009. See “Certain Relationships and Related Transactions” for a description of payments made to

Mr. Flaum pursuant to a separation agreement dated June 15, 2009 between the Company and Mr. Flaum.

In the event of termination upon a corporate change, death or disability, or upon retirement (defined as termination after age 62 and 10 years of service), all unvested stock options held by the named executive officers would immediately vest. No named executive officer was at least age 62 as of December 31, 2009; therefore, in the event of a termination other than upon corporate change, death, or disability the unvested options held on such date by the named executive officers would not vest. The following amounts are the value of unvested stock options if accelerated upon termination, determined using the excess, if any, of $47.99 (the closing price of ITW common stock on December 31, 2009) over the option exercise price: Mr. Speer, $5,580,342; Mr. Kropp, $781,248; Mr. Hansen, $2,232,134; Mr. Santi, $1,785,713; and Mr. Gresh, $892,856.

In the event of termination upon a corporate change, all PRSU’s would immediately vest and be paid in cash. In the event of termination upon death or disability, all PRSU’s would immediately vest. In the event of termination upon retirement (defined as termination after (1) age 62 with 10 years of service or (2) age 65 with 5 years of service), PRSUs granted less than one year prior to retirement will become 25% vested, and PRSUs granted more than one year prior to retirement will become 100% vested. No named executive officer was at least age 62 as of December 31, 2009; therefore, in the event of a termination other than upon corporate change, death, or disability, the unvested PRSU’s held on such date by the named executive officers would not vest. The following amounts are the cash value of PRSUs to be paid upon a corporate change, determined using a PRSU value of $47.99 (the closing price of ITW common stock on December 31, 2009): Mr. Speer, $4,536,640; Kropp, $783,390; Mr. Hansen, $1,725,836; Mr. Santi, $1,380,669; and Mr. Gresh, $833,813.

The Executive Incentive Plan provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. If the termination of employment other than for death, disability or retirement occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. As discussed in more detail above in “Compensation Discussion and Analysis — Annual Cash Incentives,” actual amounts earned based on performance by the named executive officers in 2009 were as follows: Mr. Speer, $1,256,640; Mr. Kropp, $307,230; Mr. Hansen, $449,600; Mr. Santi, $345,280; and Mr. Gresh, $407,592.

As discussed above under the “Pension Benefits — ITW Retirement Accumulation Plan” on page 38, employees meeting certain age and service conditions were entitled to the greater of the pension benefit under the pension equity formula or a benefit under the pre-2001 formula. The latter formula provides a potential for a so-called “early retirement subsidy” to the extent that the early reduction adjustments do not reflect an actuarial equivalence between the benefit at early payment and the normal retirement benefit. Messrs. Hansen and Gresh are subject to those alternate calculations. Under any termination scenario discussed below, as of December 31,

2009, the named executive officers are eligible for the following amounts under the Pension Plan and the Nonqualified Pension Plan:

		Nonqualified
Name	Pension Plan	Pension Plan	Total

David B. Speer	$759,134	$7,874,703	$8,633,837
Ronald D. Kropp	$163,627	$237,742	$401,369
Thomas J. Hansen	$2,213,923	$3,698,494	$5,912,417
E. Scott Santi	$388,906	$987,197	$1,376,103
Philip M. Gresh, Jr.	$1,644,649	$1,278,468	$2,923,117

Under any termination scenario discussed below, executive officers in the ECRIP, our nonqualified deferred compensation plans, would be entitled to payments of their account balances either in a lump sum or in a series of installments they may elect with respect to distributions commencing after age 55 and the completion of at least ten years of service. Unless an ECRIP participant meeting the latter requirement elected prior to termination to defer commencement of such payments to a later date, payments commence as of the first of the month following termination.

The following amounts show the December 31, 2009 present value (calculated at a 5.50% discount rate) of the payments that would be made pursuant to plan terms and the named executive officers’ previous elections if their termination of employment had occurred on the last business day of the fiscal year, assuming that the crediting rate on their ECRIP account(s) remained at the average of the 130% of Moody’s Rate credited in 2009 of 8.9241% throughout the distribution period: Mr. Speer, $7,670,502; Mr. Kropp, $899,347; Mr. Hansen, $5,248,478; Mr. Santi, $799,832; and Mr. Gresh, $6,640,909.

Voluntary Termination (prior to age 55 or less than 10 years of service)

Messrs. Kropp and Santi are the only named executive officers eligible for voluntary termination. As noted above, they would be eligible to receive payments under the Executive Incentive Plan, the Pension Plan, and the ECRIP.

Retirement Prior to Age 65 (minimum 55 years of age and 10 years of service)

All of the named executive officers, other than Messrs. Kropp and Santi, are eligible for retirement benefits if they retire prior to age 65 because they are at least 55 years of age and have 10 years of service. As noted above, they would be eligible to receive payments under the Executive Incentive Plan, 1996 Stock Incentive Plan, Pension Plan, Nonqualified Pension Plan and the ECRIP.

Normal Retirement (65 years of age and 10 years of service)

None of the named executive officers are eligible for termination benefits for normal retirement as none have reached the age of 65.

Involuntary Not for Cause Termination

The named executive officers would be eligible to receive payments shown above, in the case of Messrs. Kropp and Santi, under “Voluntary Termination,” or in the case of each other named executive officer, under “Retirement Prior to Age 65.”

Involuntary Termination upon a Corporate Change

Under the ITW 1996 and 2006 Stock Incentive Plans and the Executive Incentive Plan, a Corporate Change is defined generally as (1) a dissolution, (2) a merger, consolidation, reorganization or similar transaction after which the stockholders immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving entity, (3) a sale of all or substantially all of the Company’s assets (specified for purposes of the 2006 Stock Incentive Plan as assets with a gross fair market value of at least 40% of the total gross fair market value of all of the Company’s assets), (4) any person or group becoming the beneficial owner of more than 30% of the outstanding ITW common stock, or (5) more than a 50% turnover in the membership of the Board of Directors under circumstances not approved by the then-current Board.

The named executive officers are eligible to receive payments under the Pension Plan, the Nonqualified Pension Plan, and the ECRIP, as mentioned above. In addition, as set forth in the table below, under the Executive Incentive Plan, they would be entitled to a lump sum payment representing the maximum P factor and O factor awards payable for the fiscal year, and all of their unvested stock option awards received under the ITW 1996 and 2006 Stock Incentive Plans would immediately vest and all restricted stock units would immediately be paid in cash.

	Executive	1996 Stock	2006 Stock
Name	Incentive Plan	Incentive Plan	Incentive Plan	Total

David B. Speer	$2,200,000	$4,645,800	$10,116,982	$16,962,782
Ronald D. Kropp	$525,000	$185,900	$1,564,638	$2,275,538
Thomas J. Hansen	$1,000,000	$3,039,300	$3,957,970	$7,997,270
E. Scott Santi	$800,000	$465,300	$3,166,382	$4,431,682
Philip M. Gresh, Jr.	$680,000	$1,890,800	$1,726,669	$4,297,469

Disability or Death

In the event a named executive officer becomes permanently disabled or dies, the named executive officer would be eligible for the same maximum payments under these plans as those described above under “Involuntary Termination upon a Corporate Change.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about the Company’s existing equity compensation plan, the 2006 Stock Incentive Plan, which is an amendment and restatement of ITW’s 1996 Stock Incentive Plan.

(c)
Number of securities
	(a)			remaining available for
	Number of securities		(b)	future issuance under
	to be issued upon		Weighted-average	equity compensation
	exercise of outstanding		exercise price of	plans (excluding
	options, warrants and		outstanding	securities reflected in
Plan Category	rights		options	column (a))

Equity compensation plans approved by security holders	22,475,330	(1)	$42.42	37,196,314

(1)	Includes directors’ deferred shares, and shares subject to restricted stock awards and PRSUs.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

This report is submitted on behalf of the members of the Compensation Committee:

William F. Aldinger, Chairman
Susan Crown
Robert S. Morrison
James A. Skinner
Pamela B. Strobel

Certain Relationships and Related Transactions

Practices Regarding Related Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

Commercial Banking Services Provided by The Northern Trust Company

We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation and beneficially owns 11.6% of our common stock. Ms. Susan Crown and Messrs. Robert C. McCormack and Harold B. Smith, directors of the Company, are also directors of Northern Trust Corporation and The Northern Trust Company. In 2009 The

Northern Trust Company provided the following services to the Company: credit services, treasury and investment management services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, securities lending services and broker dealer services. In addition, The Northern Trust Company serves as the trustee under the Company’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking, investment management, trustee and other administrative fees paid to The Northern Trust Company or affiliates by the Company were approximately $2.1 million in 2009. In addition, in October 2009 the Company made a $2.9 million collateral deficiency payment to CORE USA, a fund sponsored by The Northern Trust Company in connection with its securities lending program, in order to exit the program.

Separation Agreement with Russell M. Flaum

On June 15, 2009, the Company entered into a separation agreement with Russell M. Flaum, who retired as an executive vice president of the Company as of July 1, 2009, under the Company’s Voluntary Enhanced Severance Program. He received separation pay of $381,173, a pro-rated portion of his 2009 annual cash incentive bonus of $152,256, 4,621 shares of ITW stock, representing 25% of his PRSU granted in 2009, and accelerated vesting of options for 77,344 ITW shares, for which the exercise period was extended to May 31, 2010. All other original grant terms for stock options and restricted stock units remained in effect. He also received accrued and unpaid vacation pay, certain health and dental benefits, and any other benefits to which he was entitled under the terms of ITW’s benefit plans. The Company also agreed to pay Mr. Flaum $600,000 in three equal installments on December 31, 2009, July 2, 2010 and December 31, 2010, of which $10,000 was in consideration of a mutual release, and the balance was in consideration of his confidentiality obligations and his agreement not to compete with the Company for a term ending December 31, 2010, and agreed to reimburse him for his legal costs up to $3,000.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six independent directors, as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that all Audit Committee members are “financially literate” and that Ms. Strobel and Messrs. Davis, McCormack, David Smith and Skinner meet the Securities and Exchange Commission criteria of “audit committee financial expert”. The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2010.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

We have reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s internal controls.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Don H. Davis, Jr., Chairman
Marvin D. Brailsford
Robert C. McCormack
James A. Skinner
David B. Smith, Jr.
Pamela B. Strobel

Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has engaged Deloitte & Touche LLP to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $15,223,000 for professional services in connection with the 2009 audit, as compared with $13,880,000 for the 2008 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2009 and 2008, the Deloitte Entities billed us approximately $98,000 and $2,033,000, respectively, for audit-related services. These fees relate to work performed with respect to divestiture audits, acquisition-related due diligence and other technical accounting assistance.

Tax Fees

These fees include work performed by the Deloitte Entities for 2009 and 2008 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($2,899,000 and $3,130,000, respectively) and tax planning services, often related to our many acquisitions and restructurings ($211,000 and $762,000, respectively).

All Other Fees

There were no fees for other services rendered by the Deloitte Entities for 2009 and 2008.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP

Stockholder Proposal
Requesting Reports on Political Contributions and Expenditures

The Calvert Social Index Fund and the Summit S&P 500 Index Portfolio (together, the “Funds”) are each beneficial owners of at least $2,000 in market value of securities entitled to be voted. Calvert Asset Management Company, Inc., whose address is 4550 Montgomery Avenue, Bethesda, MD, 20814, has notified us that it intends to present, on behalf of the Funds, the following resolution at the Annual Meeting. The proposed resolution and supporting statement are followed by a statement and a recommendation from the Company’s Board of Directors. The Company’s Board of Directors accepts no responsibility for the proposed resolution and supporting statement.

Resolved: that the shareholders of Illinois Tool Works (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a. An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c. The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

Supporting Statement:

As long-term shareholders of Illinois Tool Works, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus we urge your support for this critical governance reform.

Board of Directors Statement in Opposition:

The Board recommends a vote AGAINST this proposal.

Our Principles of Conduct prohibit employees from using corporate funds to make political contributions and provide that any contributions to political candidates and causes may be made only by an ITW political action committee. The Company currently has only one active political action committee, the Illinois Tool Works Inc. Better Government Committee, or BGC, which is funded exclusively with voluntary contributions from exempt employees. The Company suspended the activities of its state political action committee in 2009.

We are required by law to file reports disclosing the names of contributors and contribution amounts from exempt employees to the BGC, as well as the BGC’s contribution amounts to candidates and other expenditures related to lobbying. These reports are available on the website of the Federal Election Commission at www.fec.gov/disclosure.shtml. We also file lobbying reports with the Office of the Clerk of the U.S. House of Representatives, which are available at http://lobbyingdisclosure.house.gov, and the website of the Secretary of the U.S. Senate at www.senate.gov/lobby. The expenditures described in these lobbying reports are now required to include the lobbying portion of any dues paid to domestic trade associations, and these are included in our reports as an aggregate amount. Our government affairs office consists of two professionals, one of whom is currently a federal registered lobbyist. They are both, however, required to comply with all state laws regulating lobbyists. All costs associated with state lobbying, including the compensation of all government affairs professionals, and travel costs, are reported in the Company’s federal lobbying reports, as are personal contributions made by our staff government affairs professionals to candidates for federal office.

The BGC, created by the Company’s Board of Directors, has governing Articles of Association under which BGC officers and a steering committee have been appointed. The Chairman and Treasurer of the BGC submit reports annually to the Audit Committee of the Board of Directors regarding the activities of the BGC. Information about the BGC’s governance (including a copy of its Articles of Association) and about the various reports it files is available on our website at www.itw.com, under Investor Relations — Corporate Governance.

The proposal asks that we include in a semi-annual report the amount of trade association dues paid by our business units that is used for political purposes and that we identify the person or persons who participated in making the decisions to incur the expenditure. The decision to participate in trade associations is almost always made by our business units, which generally receive benefits such as access to business, technical and industry expertise from these memberships that are unrelated to political activity. Due to our large number of business units and decentralized operating structure, it is not practical to incorporate information on the percentage of dues that each trade association uses for political purposes and the person or persons who participate in the decision to incur the expense of joining a trade association into a regular published report.

Because contributions by the BGC are not made with Company funds, and extensive information about our political contributions is already available to the public, we believe that the administrative cost and burden of producing the information requested by this proposal would not be an effective use of Company resources and would not lead to a commensurate benefit.

For the foregoing reasons, your Board of Directors believes that this proposal is not in the best interests of ITW or its stockholders and unanimously recommends that you vote “AGAINST” this proposal

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.	Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.	Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.	Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member[1] is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

1 For purposes of this Item 3 only, the term “immediate family member” shall mean a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

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4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold[2].

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.	Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

2 In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

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ILLINOIS TOOL WORKS INC.
ATTN: SHAREHOLDER RELATIONS
3600 WEST LAKE AVENUE
GLENVIEW, IL 60026-1215
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ILLINOIS TOOL WORKS INC.

The Board of Directors recommends that you vote FOR all nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	Marvin D. Brailsford	☐	☐	☐

	1b.	Susan Crown	☐	☐	☐

	1c.	Don H. Davis, Jr.	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

	1d.	Robert C. McCormack	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2010.		☐	☐	☐
	1e.	Robert S. Morrison	☐	☐	☐

	1f.	James A. Skinner	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:

	1g.	David B. Smith, Jr.	☐	☐	☐	3.	Stockholder Proposal, if presented at the meeting, requesting reports on political contributions and expenditures.		☐	☐	☐
	1h.	David B. Speer	☐	☐	☐

	1i.	Pamela B. Strobel	☐	☐	☐

For change of address, please check this box and print your new address on the reverse side where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

ILLINOIS TOOL WORKS INC.
ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, MAY 7, 2010
3:00 P.M. CT
THE NORTHERN TRUST COMPANY (6TH FLOOR)
50 SOUTH LASALLE STREET
CHICAGO, ILLINOIS 60603
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

M21734-P88298-Z51574

ILLINOIS TOOL WORKS INC.
ANNUAL MEETING OF STOCKHOLDERS May 7, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints William F. Aldinger, Marvin D. Brailsford and Susan Crown, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Chicago, Illinois on May 7, 2010 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director, FOR the ratification of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2010, AGAINST the stockholder proposal requesting reports on political contributions and expenditures, and FOR or AGAINST any other properly raised matter at the discretion of the proxies.
If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received.

Change of Address:

(If you noted a change of address above, please mark corresponding box on the reverse side.)
IMPORTANT - THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.